PROSPECTUS Dated January 24, 2001                   Pricing Supplement No. 4 to
PROSPECTUS SUPPLEMENT                      Registration Statement No. 333-47576
Dated January 25, 2001                                   Dated February 1, 2001
                                                                 Rule 424(b)(3)


                        Morgan Stanley Dean Witter & Co.
                       GLOBAL MEDIUM-TERM NOTES, SERIES D
                Euro Floating Rate Senior Bearer Notes Due 2004

                            -----------------------

     We may not redeem these Global Medium-Term Notes, Series D (Euro Floating Rate Senior Bearer Notes Due 2004) prior to the Maturity Date other than under the circumstances described under "Description of Notes--Tax Redemption" in the accompanying prospectus supplement.

     We will issue the notes only in bearer form, which form is further described under "Description of Notes--Forms of Notes" in the accompanying prospectus supplement. You may not exchange notes in bearer form at any time for notes in registered form.

     We have applied to the U.K. Listing Authority for the notes to be admitted on the Official List of the London Stock Exchange.

     We describe the basic features of this type of note in the section called "Description of Notes--Floating Rate Notes" in the accompanying prospectus supplement, subject to and as modified by the provisions described below.

Principal Amount:              Euro 750,000,000

Maturity Date:                 February 13, 2004

Settlement Date
(Original Issue Date):         February 13, 2001

Interest Accrual Date:         February 13, 2001

Issue Price:                   99.86%

Specified Currency:            Euro

Redemption Percentage
  at Maturity:                 100%

Base Rate:                     EURIBOR

Spread (Plus or Minus):        Plus 0.25% per annum

Spread Multiplier:             N/A

Index Currency:                Euro

Index Maturity:                3 months

Maximum Interest Rate:         N/A

Minimum Interest Rate:         N/A

Initial Interest Rate:         To be determined on the second
                               Target Settlement Day prior to the
                               original issue date

Initial Redemption Date:       N/A

Initial Redemption
  Percentage:                  N/A

Annual Redemption
Percentage Reduction:          N/A

Optional Repayment
  Date(s):                     N/A

Interest Payment Dates:        Each February 13, May 13,
                               August 13 and November 13,
                               commencing May 13, 2001;
                               provided that if any such day
                               (except the maturity date) is not a
                               business day, that interest payment
                               date will be the next succeeding day
                               that is a business day, unless that
                               succeeding business day would fall in
                               the next calendar month, in which
                               case such interest payment date will
                               be the immediately preceding
                               business day.

Interest Payment Period:       Quarterly

Interest Reset Dates:          Each interest payment date

Interest Reset Periods:        Quarterly

Business Day:                  New York, London and TARGET

Calculation Agent:             The Chase Manhattan Bank

Agent:                         Morgan Stanley & Co. International
                               Limited

Denominations:                 Euro 10,000

Common Code:                   012428855

ISIN:                          XS0124288555

Other Provisions:              None

                               (continued on next page)


     Terms not defined above have the meanings given to those terms in the accompanying prospectus supplement.

                           MORGAN STANLEY DEAN WITTER
ABN AMRO                                                            KBC BANK NV
DANSKE BANK                       THE ROYAL BANK OF SCOTLAND, FINANCIAL MARKETS

Plan of Distribution:

     On February 1, 2001, we agreed to sell to the managers listed in this pricing supplement, and they severally agreed to purchase, the principal amount of notes set forth opposite their respective names below at a net price of 99.66%, which we refer to as the "purchase price." The purchase price equals the stated issue price of 99.86% less a selling concession of 0.10% and a combined management and underwriting commission of 0.10% of the principal amount of these notes.

                                                  Principal Amount of
                           Name                          Notes
                           ----                   -------------------
Morgan Stanley & Co. International Limited........ Euro 720,000,000
ABN AMRO Bank N.V.  ..............................        7,500,000
Danske Bank A/S...................................        7,500,000
KBC Bank NV.......................................        7,500,000
The Royal Bank of Scotland plc....................        7,500,000
  Total........................................... Euro 750,000,000
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